Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Integrity Implants Inc. d/b/a Accelus

Palm Beach Gardens, FL

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 11, 2022, relating to the financial statements of Fusion Robotics, LLC, as of December 31, 2020 and 2019 and for the period March 5, 2019 (Inception) through December 31, 2019 and the year ended December 31, 2020, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Templeton & Company, LLP

West Palm Beach, Florida

February 14, 2022

Esperante Corporate Center | 222 Lakeview Avenue, Suite 1200 | West Palm Beach, Florida 33401

The Main | 201 East Las Olas Boulevard, Suite 1650 | Fort Lauderdale, Florida 33301

www.templetonco.com